WELLINGTON MANAGEMENT COMPANY

Wellington Management

2024 Global Proxy Voting Guidelines

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WELLINGTON’S PHILOSOPHY

Wellington Management is a long-term steward of our clients’ assets and aims to vote proxies for which we have voting authority in the best financial interest of clients.

These guidelines are based on Wellington Management’s fiduciary obligation to act in the best financial interest of its clien ts as shareholders and while written to apply globally, we consider jurisdictional differences to make informed decisions. Enumerated below are issues specific to the Japanese market given we have formulated more detailed expectations of this region.

Wellington Management votes proxies for each client for which it has voting authority based on Wellington Management’s evalua tion of the best long-term economic interests of shareholders, in the exercise of its independent business judgment, and without regard to the relationship of the issuer of the proxy to the client, Wellington Management, or Wellington Management’s affiliates.

It should be noted that the following are guidelines, not rigid rules, and Wellington Management reserves the right in all cases to deviate from the general direction set out below where doing so is in the best interest of its clients.

OUR APPROACH TO STEWARDSHIP

The goal of our stewardship activities is to support decisions that we believe will maximize investment returns for our clien ts over the long term.

The mechanisms we use to implement our stewardship activities vary by asset class. Engagement applies to all our investments across equity and credit, in both private and public markets. Proxy voting applies mostly to public equities.

Stewardship extends to any area that may affect the long-term sustainable financial return of an investment. Stewardship can be accomplished through research and constructive dialogue with company management and boards, by monitoring company behavior through informed active ownership, and by emphasizing management accountability for important issues via our proxy votes, which have long been part of Wellington’s investment ethos. Please refer to our Engagement Policy for more information on how engagement is conducted at Wellington.

OUR APPROACH TO VOTING

We vote proxies in what we consider to be the best financial interests of our clients. Our approach to voting is investment -led and serves as an influential component of our engagement and escalation strategy. The Investment Stewardship Committee, a cross - functional group of experienced professionals, oversees Wellington Management’s stewardship activities with regards to proxy voting and engagement practices.

Generally, routine issues which can be addressed by the proxy voting guidance below are voted by means of standing instructio ns communicated to our primary voting agent. Some votes warrant analysis of specific facts and circumstances and therefore are reviewed individually. We examine such proposals on their merits and take voting action in a manner that best serves the financial interests of our clients. When forming our voting decisions, we may leverage sources including internal research notes, third -party voting research and company engagement. While manual votes are often resolved by investment research teams, each portfolio manager is empowered to make a final decision for their relevant client portfolio(s), absent a material conflict of interest. Proactive portfolio manager input is sought under certain circumstances, which may include consideration of position size and proposal subject matter and nature. Where portfolio manager input is proactively sought, deliberation across the firm may occur. This

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collaboration does not prioritize consensus across the firm above all other interests but rather seeks to inform portfolio ma nagers’ decisions by allowing them to consider multiple perspectives. Consistent with our community -of- boutiques model, portfolio managers may occasionally arrive at different voting conclusions for their clients, resulting in different decisions for the same vote. Robust voting procedures and the deliberation that occurs before a vote decision are aligned with our role as active owners a nd fiduciaries for our clients.

We generally support shareholder proposals if we determine that their adoption would promote long -term shareholder value. In making this determination, we consider numerous factors, including but not limited to the anticipated benefits of the proposal to the company; whether the proposal addresses the general interests of the company’s shareholders and not just those of the shareholder proponents; whether the company is currently addressing the issue motivating the proposal or has engaged with the shareholder proponents; whether the company can implement the proposal effectively; and whether the proposal’s adoption would impose material costs on the company or result in unintended consequences.

In addition, because proxy voting provides only limited means (i.e., voting ‘‘for’’ or ‘‘against’’) to express our views on a particular issue, we may support shareholder proposals in cases where we do not support every recommended action or where the proposal is accompanied by a supporting statement that we do not support so long as we are directionally aligned with the issue motivating the proposal. In these cases, we aim to engage directly with the company to clarify the nuanced view our vote represents.

Please refer to our Global Proxy Policy and Procedures for further background on the process and governance of our voting app roach.

Detailed below are the principles which we consider when deciding how to vote.

VOTING GUIDELINES

BOARD COMPOSITION AND ROLE OF DIRECTORS

Effective boards should act in shareholders’ best economic interests and possess the relevant skills to implement the company ’s strategy.

We consider shareholders’ ability to elect directors annually an important right and, accordingly, generally support proposal s to enable annual director elections and declassify boards.

We may withhold votes from directors for being unresponsive to shareholders or for failing to make progress on issues material to maximizing investment returns. We may also withhold votes from directors who fail to implement shareholder proposals that if adopted would promote long-term shareholder value and have received majority support or have implemented poison pills without shareholder approval.

Time commitments

We expect directors to have the time and energy to fully commit to their board -related responsibilities and not be over-stretched with an excessive number of external directorships. We may vote against directors when serving on five or more public company boards; and public company executives when serving on three or more public company boards, including their own.

We consider the roles of board chair and chair of the audit committee as equivalent to an additional board seat when evaluati ng the overboarding matrix for non-executives. We may take into consideration that certain directorships, such as Special Purpose Acquisition Companies (SPACs) and investment companies, are usually less demanding.

Directors should also attend at least 75% of scheduled board meetings. If they fail to do so, we may vote against their re -election.

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Succession planning and board refreshment

We do not have specific voting policies relating to director age or tenure. We prefer to take a holistic view, evaluating whe ther the company is balancing the perspectives of new directors with the institutional knowledge of longer -serving board members. Succession planning is a key topic during many of our board engagements.

We generally expect companies to refresh their board membership every five years and may vote against the chair of the nominating committee for failure to implement. We believe a degree of director turnover allows companies to strengthen board diversity and add new skillsets to the board to enhance their oversight and adapt to evolving strategies.

Boards should offer transparency around their process to evaluate director performance and independence, conducting a rigorou s regular evaluation of the board, key committees as well as individual directors, which is responsive to shareholder input. We believe externally facilitated board evaluations may contribute to companies retaining an appropriate mix of skills, experien ce and diversity on their boards over time.

In certain markets companies are governed by multi-tiered boards, with each tier having different responsibilities. We hold supervisory board members to similar standards, subject to prevailing local governance best practices.

Board independence

In our view, boards perform best when composed of an appropriate combination of executive and non -executive (in particular independent non-executive) directors to challenge and counsel management.

To determine appropriate minimum levels of board independence, we look to prevailing market best practices; two - thirds in the US, for example, and majority in the UK and France. In addition to the overall independence at the board level, we also consi der the independence of audit, compensation, and nominating committees. Where independence falls short of our expectations, we may withhold approval for non-independent directors or those responsible for the board composition. We typically vote in support of shareholder proposals calling for improved independence.

We believe that having an independent chair is the preferred structure for board leadership. Having an independent chair avoi ds the inherent conflict of self-oversight and helps ensure robust debate and diversity of thought in the boardroom. We will generally support proposals to separate the chair and CEO or establish a lead director but may support the involvement of an outgoing CEO as executive chair for a limited period to ensure a smooth transition to new management.

Board diversity

We believe boards which reflect a wide range of perspectives are best positioned to create shareholder value. Appointing boar ds that thoughtfully debate company strategy and direction is not possible unless boards elect highly qualified and diverse directors . By setting a leadership example, boardrooms with a wide range of experiences, expertise, and perspectives encourage an organizational culture that promotes diverse thinkers, enabling better strategic decisions and the navigation of increasingly complex issues facing companies today.

We think it is not in shareholders’ best interests for the full board to be comprised of directors who all share the same bac kground, experience, and personal characteristics (e.g., gender, race, ethnicity, and age). We expect our portfolio companies to be thoughtful and intentional in considering the widest possible pool of skilled candidates who bring diverse perspectives into the boardroom. We encourage companies to disclose the composition and qualifications of their board and to communicate their ambitions and strategies for creating and fostering a diverse board.

We reserve the right to vote against the re-election of the Nominating/Governance Committee Chair when the board is not meeting local market standards from a diversity perspective. We expect a minimum of 20% gender diversity at major indices such as the S&P 500 and encourage boards to strive for 30% gender diversity. From 2025, we may vote against the re -election of the Nominating/Governance Committee Chair at major indices not meeting this 30% goal.

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Outside of the above major indices and absent a market-defined standard, we may vote against the reelection of the Nominating/Governance Committee Chair where no gender -diverse directors are represented on a board.

We reserve the right to vote against the reelection of the Nominating/Governance Committee Chair at US large cap and FTSE 100 companies that failed to appoint at least one director from a minority ethnic group and fail to provide clear and compelling reason for being unable to do so. We will continue to engage on diversity of the board in other markets and may vote against the re - election of directors where we fail to see improvements.

Majority vote on election of directors

Because we believe the election of directors by a majority of votes cast is the appropriate standard, we will generally suppo rt proposals that seek to adopt such a standard. Our support will typically extend to situations where the relevant company has an existing resignation policy for directors that receive a majority of ‘‘withhold’’ votes. We believe majority voting should be defined in the company’s charter and not simply in its corporate governance policy.

Generally, we oppose proposals that fail to provide for the exceptional use of a plurality standard in the case of contested elections. Further, we will not support proposals that seek to adopt a standard of majority of votes outstanding (total votes eligible as opposed to votes cast). We likely will support shareholder and management proposals to remove existing supermajority vote requirements.

Contested director elections

We approach contested director elections on a case-by-case basis, considering the specific circumstances of each situation to determine what we believe to be in the best financial interest of our clients. In each case, we welcome the opportunity to en gage with both the company and the proponent to ensure that we understand both perspectives and are making an informed decision on our clients’ behalf.

COMPENSATION

Executive compensation plans establish the incentive structure that plays a role in strategy -setting, decision-making, and risk management. While design and structure vary widely, we believe the most effective compensation plans attract and retain high - caliber executives, foster a culture of performance and accountability, and align management’s interests with those of long -term shareholders.

Due to each company’s unique circumstances and wide range of plan structures, Wellington determines support for a compensation plan on a case-by-case basis. We support plans that we believe lead to long-term value creation for our clients and the right to vote on compensation plans annually.

In evaluating compensation plans, we consider the following attributes in the context of the company’s business, size, indust ry, and geographic location:

Alignment — We believe in pay-for-performance and encourage plan structures that align executive compensation with shareholder experience. We compare total compensation to performance metrics on an absolute and relative basis over various timeframes, and we look for a strong positive correlation. To ensure shareholder alignment, executives should maintain meaningful equity ownership in the company while they are employed, and for a period thereafter.

Transparency — We expect compensation committees to articulate the decision-making process and rationale behind the plan structure, and to provide adequate disclosure so shareholders can evaluate actual compensation relative to the committee’s intentions. Disclosure should include how metrics, targets, and timeframes are chosen, and detail desired outcomes. We also s eek to understand how the compensation committee determines the target level of compensation and constructs the peer group for benchmarking purposes.

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Structure — The plan should be clear and comprehensible. We look for a mix of cash versus equity, fixed versus variable, and short - versus long-term pay that incentivizes appropriate risk-taking and aligns with industry practice. Performance targets should be achievable but rigorous, and equity awards should be subject to performance and/or vesting periods of at least three years, to discourage executives from managing the business with a near -term focus. Unless otherwise specified by local market regulators, performance-based compensation should be based on metrics that are objective, rigorous, and tied to shareholder value creation. Qualitative goals, including material environmental and social considerations material to financial performance, may be accep table if a compensation committee has demonstrated a fair and consistent approach to evaluating qualitative performance and applyin g discretion over time.

Accountability — Compensation committees should be able to use discretion, positive and negative, to ensure compensation aligns with performance and provide a cogent explanation to shareholders. We generally oppose one - time awards aimed at retention or achieving a pre-determined goal. Barring an extenuating circumstance, we view retesting provisions unfavorably.

Approving equity incentive plans

A well-designed equity incentive plan facilitates the alignment of interests of long-term shareholders, management, employees, and directors. We evaluate equity-based compensation plans on a case-by-case basis, considering projected plan costs, plan features, and grant practices. We will reconsider our support for a plan if we believe these factors, on balance, are not in the best financial interest of shareholders. Specific items of concern may include excessive cost or dilution, unfavorable change -in-control features, insufficient performance conditions, holding/vesting periods, or stock ownership requirements, repricing stock options/stock appreciation rights (SARs) without prior shareholder approval, or automatic share replenishment (an ‘‘evergreen ’’ feature).

Employee stock purchase plans

We generally support employee stock purchase plans, as they may align employees’ interests with those of shareholders. That s aid, we typically vote against plans that do not offer shares to a broad group of employees (e.g., if only executives can particip ate) or plans that offer shares at a significant discount.

Non-executive director compensation

We expect companies to disclose non-executive director compensation and we prefer the use of an annual retainer or fee, delivered as cash, equity, or a combination. We do not believe non-executive directors should receive performance-based compensation, as this creates a potential conflict of interest. Non-executive directors oversee executive compensation plans; their objectivity is compromised if they design a plan that they also participate in.

Severance arrangements

We are mindful of the board’s need for flexibility in recruitment and retention but will oppose excessively generous arrangements unless agreements encourage management to negotiate in shareholders’ best financial interest. We generally support proposals calling for shareholder ratification of severance arrangements.

Retirement bonuses (Japan)

Misaligned compensation which is based on tenure and seniority may compromise director independence. We generally vote against directors and statutory auditors if retirement bonuses are given to outgoing directors.

Claw-back policies

We believe companies should be able to recoup incentive compensation from members of management who received awards based on fraudulent activities, accounting misstatements, or breaches in standards of conduct that lead to

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corporate reputational damage. We generally support shareholder proposals requesting that a company establish a robust claw- back provision if existing policies do not cover these circumstances. We also support proposals seeking greater transparency about the application of claw back policies.

Audit quality and oversight

Scrutiny of auditors, particularly audit quality and oversight, has been increasing. When we assess financial statement repor ting and audit quality, we will generally support management’s choice of auditors, unless the auditors have demonstrated failure to ac t in shareholders’ best economic interest. We also pay close attention to the non-audit services provided by auditors and consider the potential for the revenue from those services to create conflicts of interest that could compromise the integrity of financia l statement audits.

SHAREHOLDER RIGHTS

Shareholder rights plans

Also known as poison pills, these plans can enable boards of directors to negotiate higher takeover prices on behalf of shareholders. Such plans also may be misused, however, as a means of entrenching management. Consequently, we may support plans that include a shareholder approval requirement, a sunset provision, or a permitted bid feature (e.g., bids that are made for all shares and demonstrate evidence of financing must be submitted to a shareholder vote).

Because boards generally have the authority to adopt shareholder rights plans without shareholder approval, we are equally vigilant in our assessment of requests for authorization of blank-check preferred shares.

Multiple voting rights

We generally support one share, one vote structures. The growing practice of going public with a dual -class share structure can raise governance and performance concerns. In our view, dual-class shares can create misalignment between shareholders’ economic stake and their voting power and can grant control to a small number of insiders who may make decisions that are not in the interests of all shareholders.

We generally prefer that companies dispense with dual-class share structures but we recognize that newly listed companies may benefit from a premium by building in some protection for founders for a limited time after their IPO. The Council of Institu tional Investors, a nonprofit association of pension funds, endowments, and foundations, recommends that newly public companies that adopt structures with unequal voting rights do away with the structure within seven years of going public. We believe such su nset clauses are a reasonable compromise between founders seeking to defend against takeover attempts in pivotal early years, and shareholders demanding a mechanism for holding management accountable, especially in the event of leadership changes.

Similarly, we generally do not support the introduction of loyalty shares, which grant increased voting rights to investors who hold shares over multiple years.

Proxy access

We believe shareholders should have the right to nominate director candidates on the management’s proxy card. We will generally support shareholder proposals seeking proxy access unless the existing policy is already in -line with market norms.

Special meeting rights

We believe the right to call a special meeting is an important shareholder right, and we will generally support such proposal s to establish this right at companies that lack this facility. We will generally support a proposal lowering thresholds where the current level exceeds 15% and the proposal calls for a 10%+ threshold, taking into consideration

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the make-up of the existing shareholder base and the company’s general responsiveness to shareholders. If shareholders are granted the right to call special meetings, we generally do not support written consent.

Virtual meetings

Many companies established virtual-only shareholder meetings over the course of the recent Covid-19 pandemic. Virtual attendance allows investors to participate in more meetings and reduces the need for travel. We generally prefer shareholder meetings to take place in a hybrid format (virtual and in-person) where possible, allowing all shareholders, whether they attend in person or virtually, to ask questions. We expect companies hosting virtual-only shareholder meetings to provide a clear rationale underpinning their decision to do so, provide a live video stream of proceedings and offer transparency on how questions may be submitted and are selected for discussion.

We may oppose amendments to articles of association permitting virtual-only meetings where we perceive shareholder rights to be at risk. We may also support relevant shareholder proposals requesting companies to facilitate the ability to attend in-person.

CAPITAL STRUCTURE AND CAPITAL ALLOCATION

Mergers and acquisitions

We approach votes to approve mergers and acquisitions on a case -by-case basis, considering the specific circumstances of each proposal to determine what we believe to be in the best financial interest of our clients.

Increases in authorized common stock

We generally support requests for increases up to 100% of the shares with preemption rights. Exceptions will be made when the company has clearly articulated a reasonable need for a greater increase. Conversely, at companies trading in less liquid mar kets, we may impose a lower threshold. When companies seek to issue shares without preemptive rights, we consider potential dilution and generally support requests when dilution is below 20%. For issuance with preemptive rights, we review on a case -by-case basis, considering the size of issuance relative to peers.

ENVIRONMENTAL TOPICS

We assess portfolio companies’ performance on environmental issues we deem to be material to long -term financial performance.

Climate change

As an asset manager entrusted with investing on our clients’ behalf, we aim to assess, monitor, and manage the potential effe cts of climate change on our investment processes and financial returns of client portfolios. Proxy voting is a tool we use for managing climate-related investment risks, as part of our overall stewardship process.

In general, we expect companies facing material climate risks to communicate credible transition plans consistent with the recommendations of the Task Force on Climate-Related Financial Disclosures (TCFD). Appropriate reporting on climate readiness assists our investment professionals in understanding a company’s strategy to adapt to or mitigate material climate -related risks. In addition, we may also vote against directors at companies facing material climate risks where the disclosure of transition plans meaningfully lag our expectations.

Emissions disclosure

We generally encourage companies to disclose material Scope 1, 2, and 3 emissions. While we recognize the challenges associated with collecting Scope 3 emissions data, disclosure of material Scope 3 emissions has the potential to assist us with the asse ssment of the transition risks applicable to an issuer. Disclosure of both overall categories of Scope 3 emissions ---upstream and downstream ---with context and granularity from companies with significant Scope 3 sources enhances our ability to evaluate

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investment risks and opportunities. We generally

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encourage companies to adopt emerging global standards for measurement and disclosure of emissions such as those being developed by the International Sustainability Standards Board (ISSB).

We view disclosure of material Scope 1 and 2 emissions as a baseline expectation where measurement practices are well -defined and attainable. We will generally vote against the re-election of the Chair of MSCI World companies and large cap companies in Emerging Markets which do not disclose material Scope 1 and 2 emissions, have not made a commitment to do so and where emissions intensity is material to financial performance.

Net-zero targets

We encourage companies with material emissions to set a credible, science -based decarbonization glidepath, with an interim and long-term target, that comprises all categories of material emissions and is consistent with the ambition to achieve net zero emissions by 2050 or sooner. For certain companies with material emissions, we may vote against the company chair where quantitative emission reduction targets have not been reasonably defined. Companies may find value in aligning transition plans with best practice frameworks relevant to their industry and business model such as the Science Based Targets initiative (SBTi).

We generally support shareholder proposals that promote long-term shareholder value and ask companies facing material climate risks for improved disclosure on climate risk management or alignment of business strategies with the Paris Agreement or similar language.

Biodiversity

Many companies are dependent on natural capital and biodiversity as key inputs either through direct resource extraction or their supply chain. Business activities may also impact the capacity of nature to provide social and economic functions. We recogni ze that biodiversity impact and loss can be challenging to quantify and measure, but we believe companies should assess environmental inputs and outputs. We encourage companies to report on financially material impacts and dependencies on natural capital relevant to their business.

Other environmental shareholder proposals

For other environmental proposals covering themes including biodiversity, natural capital, deforestation, water usage, (plastic) packaging as well as palm oil, we take a case-by-case approach and will generally support proposals calling for companies to provide disclosure where this is additive to the company’s existing efforts, the proposed information pertains to a material financia l impact and in our view is of economic benefit to investors.

SOCIAL TOPICS

Corporate culture, human capital, and diversity, equity, & inclusion

Through engagement we emphasize to management the importance of how they invest in and cultivate their human capital to perpetuate a strong culture. We assess culture holistically from an alignment of management incentives, responsiveness to employee feedback, evidence of an equitable and sound talent management strategy and commitment to diversity, equity, and inclusion practices that promote shareholder value. We value transparency and use of key performance indicators.

A well-articulated culture statement and talent attraction, retention and development strategy suggest that a company appreciates culture and talent as competitive advantages that can drive long-term value creation. It also sends a strong message when management compensation is linked, when appropriate, to employee satisfaction. If the company conducts regular employee

engagement surveys, we look for leadership to disclose the results -------------------------------------------------------------------------	both
positive and negative --------	so we can monitor patterns and assess whether they are implementing changes based on the feedback they receive. We consider workplace locations and how a company balances attracting talent with the costs of operati ng in desirable cities.

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We maintain that a deliberate human capital management strategy should foster a collaborative, productive workplace in which all talent can thrive. One ongoing engagement issue that pertains to human capital management is diversity, equity, and inclusion (DEI). We see DEI practices as a material input to long-term financial performance, so as our clients’ fiduciaries, we seek to better understand how and to what extent a company’s approach to diversity is integrated with talent management at all levels. This is significantly aided when there is consistent, robust disclosure in place. A sound long-term plan holds more weight than a company’s current demographics, so we look for a demonstrable DEI strategy that seeks to improve shareholder value over time and align management incentives accordingly. To that end, we expect companies in the US to publicly disclose their EEO -1 reporting and all companies to disclose their DEI strategy.

Gender and racial pay equity are important parts of our assessment of a company’s diversity efforts. Pay inequity can impact shareholder value by exposing a company to challenges with recruiting & retaining talent, job dissatisfaction, workforce turn over, and costly lawsuits. Consequently, we may support proposals asking for improved transparency on a company’s gender and/or racial pay gap if existing disclosures are lagging best practice and if the company has not articulated its efforts to promote equal opportunities to advance to senior roles.

We believe diversity among directors, leaders, and employees contributes positively to shareholder value by imbuing a company with myriad perspectives that help it better navigate complex challenges. A strong culture of diversity and inclusion begins in the boardroom. See the Board Diversity section above for more on our approach.

Stakeholders and risk management

In recent years, discourse on opioids, firearms, and sexual harassment has brought the potential for social externalities -----the negative effects that companies can have on society through their products, cultures, or policies -----

into sharp focus. These nuanced, often misunderstood issues can affect the value of corporate securities.

We encourage companies facing these risks to disclose related risk management strategies. When a company faces litigation or negative press, we inquire about lessons learned and request evidence of substantive changes that aim to prevent recurrence a nd mitigate downside risk. In these cases, we may also support proposals requesting enhanced disclosure on actions taken by management.

Human rights

Following the 2015 passage of the UK’s Modern Slavery Act, a handful of countries have passed laws requiring companies to rep ort on how they are addressing risks related to human rights abuses in their global supply chains. While human rights have been a part of our research and engagement in this context, we seek to assess companies’ exposures to these risks, determine the sectors for which this risk is most material (highest possibility of supply-chain exposure), enhance our own engagement questions, and potentially work with external data providers to gain insights on specific companies or industries. To help us assess company practices and drive more substantive engagement with companies on this issue, we will generally support proposals requesting enhanced disclosure on companies’ approach to mitigating the risk of human rights violations in their business.

Cybersecurity

Robust cybersecurity practices are imperative for maintaining customer trust, preserving brand strength, and mitigating regulatory risk. Companies that fail to strengthen their cybersecurity platforms may end up bearing large costs. Through engagement, we aim to compare companies’ approaches to cyber threats, regardless of region or sector, to distinguish businesses that lag from those that are better prepared.

Political contributions and lobbying

We generally support shareholder proposals asking for enhanced disclosure and board oversight of a company’s political and lobbying activities where existing disclosure and board oversight are inadequate. This is because

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sufficient disclosure and board oversight are necessary to evaluate whether and ensure that these activities align with the c ompany’s stated strategy and promote shareholder value.

JAPAN-SPECIFIC TOPICS

Capital allocation

We hold board chairs accountable for persistently low returns on equity (ROE) in Japan, using a five -year average ROE of below 5% as a guide. Our assessment of a company’s capital stewardship complements our assessment of board effectiveness without dictating specific capital allocation decisions. We may make exceptions where ROE is improving, where a long -cycle business warrants a different standard, or where new management is in place, and we feel they should not be punished for the past CEO/Chair’s record.

Cross-shareholdings

Cross-shareholdings reduce management accountability by creating a cushion of cross-over investor support. We may vote against the highest-ranking director up for re-election for companies where management has allocated a significant portion (20% or more) of net assets to cross-shareholdings. When considering this issue, we will take into account a company’s trajectory in reducing cross-shareholdings over time as well as legitimate business reasons given to retain specific shareholdings.

Board diversity

We look for boards on the Japanese Prime Market to have a minimum 10% gender diversity, not inclusive of statutory auditors. For companies on the Non-Prime Market, we will also look for boards to have a minimum 10% gender diversity, inclusive of statutory auditors as applicable. We may vote against the chair of the board (or CEO in the absence of a board chair) where the board f ails to meet this level. We expect to be able to support directors where a credible plan has been adopted to increase gender diversit y ahead of the next meeting.

Board independence

We reserve the right to vote against the chair of the board or the most senior executive up for election at Japanese companie s if the board of directors fails to meet the following independence expectations:

•For companies on the Prime Market without a controlling shareholder, we expect the board to be comprised of at least one- third independent directors.

•For companies on the Prime Market with a controlling shareholder, we expect the board to be majority independent.

•For companies on the Non-Prime Market with a controlling shareholder, we expect the board to be comprised of at least one- third independent directors.

•For companies on the Non-Prime Market without a controlling shareholder and a two-tiered board, we expect combined one-third independence of the board of directors and the board of statutory auditors, and at least two independent outside directors.

-For companies on the Non-Prime Market without a controlling shareholder and a one -tiered board (with either one or three committees), we expect one-third independence.

We continue to require a majority of the board of statutory auditors to be independent, regardless of the market segments. We further encourage Japanese companies to establish nomination/compensation committees, and to clearly describe the role of the board chair in terms of setting the board agenda and driving accountability.

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Important Information

Wellington Management Company LLP (WMC) is an independently owned investment adviser registered with the US Securities and Exchange Commission (SEC). WMC is also registered with the US Commodity Futures Trading Commission (CFTC) as a commodity trading advisor (CTA) and serves as a CTA to certain clients including commodity pools operated by registered commodity pool operators. WMC provide s commodity trading advice to all other clients in reliance on exemptions from CTA registration. WMC, along with its affiliates (collectively, Wellington Management), provides investment management and investment advisory services to institutions around the world. Wel lington Management Group LLP (WMG), a Massachusetts limited liability partnership, serves as the ultimate parent holding company of t he Wellington Management global organization. All of the partners are full-time professional members of Wellington Management. Located in Boston, Massachusetts, Wellington Management also has offices in

Chicago, Illinois; New York, New York; Radnor, Pennsylvania; San Francisco, California; DIFC, Dubai; Frankfurt; Hong Kong; Lo ndon; Luxembourg; Madrid; Milan; Shanghai; Singapore; Sydney; Tokyo; Toronto; and Zurich.

This material is prepared for, and authorized for internal use by, designated institutional and professional investors and th eir consultants or for such other use as may be authorized by Wellington Management. This material and/or its contents are current at the time of writing and may not be reproduced or distributed in whole or in part, for any purpose, without the express written consent of Wellington Management. This material is not intended

to constitute investment advice or an offer to sell, or the solicitation of an offer to purchase shares or other securities. Investors should always obtain and read an up-to-date investment services description or prospectus before deciding whether to appoint an investment manager or to invest in a fund. Any views expressed herein are those of the author(s), are based on available information, and are subject to change without notice. Individual portfolio management teams may hold different views and may make different investment decisions for different clients.

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